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                                                                                                                EXHIBIT 12.1


                                            THE CHARLES SCHWAB CORPORATION

                                   Computation of Ratio of Earnings to Fixed Charges
                                       (Dollar amounts in thousands, unaudited)



                                                                               Year Ended December 31,

                                                                  1999          1998          1997         1996        1995
                                                                  ----          ----          ----         ----        ----

Earnings before taxes on income                             $  971,239    $  576,544    $  447,247     $394,063    $277,104
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Fixed charges
    Interest expense - customer                                688,503       579,930       480,988      368,462     321,225
    Interest expense - other                                    79,900        71,951        65,495       57,410      35,998
    Interest portion of rental expense                          43,417        32,326        26,045       23,051      20,810
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    Total fixed charges (A)                                    811,820       684,207       572,528      448,923     378,033
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Earnings before taxes on income and fixed charges (B)       $1,783,059    $1,260,751    $1,019,775     $842,986    $655,137
============================================================================================================================

Ratio of earnings to fixed charges (B) / (A)*                      2.2           1.8           1.8          1.9         1.7
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Ratio of earnings to fixed charges excluding
    customer interest expense**                                    8.9           6.5           5.9          5.9         5.9
============================================================================================================================

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*    The ratio of  earnings  to fixed  charges  is  calculated  in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payable to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.